Exhibit J.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 18, 2006, relating to the financial statements and financial highlights which appears in the October 31, 2006 Annual Report to Shareholders of Managers AMG Funds: Rorer Large-Cap Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Statements”, “Experts”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

February 28, 2007